Exhibit 99.3

FORM OF

BROKER LETTER TO CLIENTS WHO ARE BENEFICIAL HOLDERS

PRESBIA PLC

Subscription Rights to Purchase Ordinary Shares

Offered Pursuant to Subscription Rights Distributed to Shareholders of Presbia PLC

[●], 2017

To our Clients:

This letter is being distributed to our clients who are holders of Presbia, PLC (the “Company”) ordinary shares, as of 5:00 PM Eastern Time, on [●], 2017 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable and non-tradable subscription rights (the “Subscription Rights”) to subscribe for and purchase ordinary shares. The Subscription Rights and ordinary shares are described in the prospectus dated [●], 2017 (a copy of which accompanies this notice) (the “Prospectus”).

Pursuant to the Rights Offering, the Company is issuing Subscription Rights to subscribe for up to [●] ordinary shares on the terms and subject to the conditions described in the Prospectus, at a subscription price of $[●] per ordinary share (the “Subscription Price”).

The Subscription Rights may be exercised at any time during the subscription period, which commences on [●], 2017 and ends at 5:00 PM Eastern Time, on [●], 2017, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”).

As described in the Prospectus, holders will receive one Subscription Right for each share of ordinary share owned, on the Record Date, evidenced by non-transferable Subscription Rights statements (the “Subscription Rights Statements”). Each Subscription Right entitles the holder to purchase one ordinary share at the Subscription Price (the “Basic Subscription Right”).

Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional ordinary shares that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “Over-Subscription Privilege”). If sufficient ordinary shares are available, all Over-Subscription Privilege requests will be honored in full. If Over-Subscription Privilege requests for ordinary shares exceed the remaining ordinary shares available, the remaining ordinary shares will be allocated pro-rata among holders who over-subscribe based on the number of shares of ordinary shares owned on the Record Date by all holders exercising the Over-Subscription Privilege. If this pro rata allocation results in any holders receiving a greater number of ordinary shares than the holder subscribed for, then such holder will be allocated only the number of ordinary shares for which the holder oversubscribed, and the remaining ordinary shares will be allocated among all holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all ordinary shares have been allocated.

The Company will not issue fractional shares. Fractional shares resulting from the exercise of the Basic Subscription Rights and the Over-Subscription Privileges will be eliminated by rounding down to the nearest whole ordinary share. Any excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Offering.

Enclosed are copies of the following documents:

1.	Prospectus
2.	Form of Beneficial Owner Election Form
3.	Instructions As to Use of Subscription Rights Statements

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF ORDINARY SHARES HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any ordinary shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and other materials. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 PM Eastern Time, on the Expiration Date. You are encouraged to forward your instructions to us before the Expiration Date to allow us ample time to act upon your instructions. A holder cannot revoke the exercise of a Subscription Right.

If you wish to have us, on your behalf, exercise the Subscription Rights for any ordinary share to which you are entitled, please so instruct us by timely completing, executing, and returning to us the Beneficial Owner Election Form enclosed with this notice.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON LLC, THE INFORMATION AGENT, BY CALLING TOLL-FREE (866) 628-6024.